Exhibit 10.2

ADVISOR AGREEMENT
THIS AGREEMENT entered into this 31st day of January, 2019
B E T W E E N:
KINGSWAY AMERICA INC.
(“Kingsway”)
and
SEQUOIA FINANCIAL LLC

(“Advisor”)

WHEREAS Hassan R. Baqar (“Baqar”) has the been the Vice President of Finance for Kingsway and Kingsway Financial Services Inc. (“KFS”) since January 1, 2010;

AND WHEREAS Kingsway will be eliminating his position effective as of January 31, 2019 (the “Effective Date”);

AND WHEREAS Kingsway and Baqar have entered into an Employment Separation Agreement and Release dated January 31, 2019 (the “Separation Agreement”);

AND WHEREAS Kingsway and its affiliates wish to retain the services of Baqar through Advisor for a transitional period, in light of Baqar’s considerable and valuable skills, experience and institutional knowledge;

AND WHEREAS Kingsway wishes to enter into this Advisor Agreement (the “Agreement”) with Advisor for an initial term of twelve months from the date of the Agreement, and Advisor wishes to act as an advisor to Kingsway for such initial term;

AND WHEREAS it is the intention of Kingsway and Advisor (the “Parties”) to establish an independent contractor relationship for all purposes and not continue an employee and employer relationship;

ACCORDINGLY, for good and valuable consideration the Parties enter into this Agreement whereby Advisor will provide the advisory services to Kingsway under the following terms:

ADVISORY SERVICES

1.	Kingsway hereby retains the advisory services of Advisor in respect of the matters set out in Appendix “A” to this Agreement (the “Services”).

2.	Advisor agrees that it will devote the necessary time and energy to ensure the Services are carried out to the reasonable satisfaction of Kingsway as set forth in this Agreement.
FEES

3.
Immediately following the Effective Date, Advisor shall receive a base consulting fee of USD $3,333.33 per month, payable in arrears. The first payment will be due on March 1, 2019 and additional payments will be due on the same day of each month thereafter. Advisor shall also be entitled to the reimbursement of reasonable, documented, out of pocket expenses incurred by it in connection with the provision of the Services.

Exhibit 10.2

4.	After the end of the Term (as defined below) of this Agreement, any subsequent provision of, and compensation for, Services shall be subject to negotiation between the Parties.

5.	Kingsway shall make its staff reasonably available to Advisor in support of provision of the Services for the Term of this Agreement.
TERM

6.
The term of this Agreement shall commence on the Effective Date, for an initial term of twelve (12) months after the Effective Date (the “Initial Term”), unless terminated earlier or extended as provided by this Agreement. The Parties may mutually agree to extend the Initial Term or any renewal term of this Agreement for subsequent three (3) month terms (the term of this Agreement, as may be extended, the “Term”). For greater certainty, the Term will lapse unextended at the end of such Term unless the Parties mutually agree on the subsequent three (3) month extension.

7.
Notwithstanding Section 6 above, Kingsway or Advisor may terminate this Agreement upon a material breach by the other party, which breach is not cured within ten (10) days of written notice. If the Agreement is terminated by Kingsway for any material breach by the Advisor, no further base consulting fee payments shall be due Advisor attributable to any period after the termination date. If the Agreement is terminated by Advisor for any material breach by Kingsway, Advisor will render no further Services to Kingsway for any period after the termination date.

8.	Sections 12, 13, 16, General and Arbitration shall survive any termination or expiration of this Agreement.
PROVISION OF SERVICES

9.
Except as may be otherwise set forth in this Agreement, Advisor agrees that Kingsway shall not be responsible for providing an office, a vehicle, equipment, tools, licencing fees, or insurance coverage in order for Advisor to provide Services. Kingsway agrees to allow Baqar to take ownership of the Kingsway laptop, monitors, scanner and printer currently assigned to Baqar during his employment.

10.
Kingsway agrees that Advisor shall determine its schedule and methodology to ensure that the Services rendered are completed within any reasonable project timetable established by Kingsway after consultation with Baqar.

11.
It is agreed that Advisor shall act as an independent contractor in the provision of all Services under this Agreement. Accordingly, Advisor shall bear all liability that results from the provision of Services under this Agreement, including, but not limited to, remittances for any personal or corporate taxes, payroll taxes, insurance premiums or any other duties, levies or taxes. For greater certainty, the Parties agree that nothing in this Agreement creates an employer and employee relationship between the Parties.

12.
Advisor agrees to indemnify and save harmless Kingsway from any personal taxes, payroll withholding taxes, FICA, insurance premiums or any other duties, levies or taxes associated with any payment to Advisor under this Agreement.

NON-EXCLUSIVITY

13.
Kingsway acknowledges and agrees that Advisor’s provision of the Services hereunder is non-exclusive and Advisor/Baqar shall be entitled to enter into contracts for service or employment with other entities from time to time.

CONFIDENTIALITY

14.
Advisor and Baqar agree that they will not retain, use, misuse or disclose, directly or indirectly, any of Kingsway’s Confidential Information. Advisor and Baqar understand and agree that for purposes of this Agreement, “Confidential Information” includes all confidential information and trade secrets of Kingsway and its parent company, subsidiaries and affiliates to which Baqar had access during his employment, all trade secrets and other information furnished by Kingsway to Baqar and all information to which Baqar gained access during his employment relationship with Kingsway which is either non-public, confidential or proprietary in nature, whether such information is legally privileged or the property of Kingsway (or its parent company, subsidiaries or affiliates). Confidential Information does not include Baqar’s general knowledge and know-how that is not proprietary to Kingsway, including, but not limited to, utilization of NOL’s to capitalize real estate transactions, and such information concerning insurance backed securities. Confidential Information also does not include: (a) information that was available to the general public at the time it was disclosed or which through no act or omission of Advisor or Baqar, becomes publicly available; (b) information that Advisor or Baqar rightfully possessed independent of any obligation of confidentiality; (c) information that Advisor or Baqar rightfully receives without obligation of confidentiality from any third-party; or (d) information Advisor or Baqar develops

Exhibit 10.2

independently without using the Confidential Information. Advisor and Baqar recognize that such Confidential Information is a unique asset of Kingsway, developed and perfected over a considerable time and at substantial expense to Kingsway and the disclosure of which may cause injury, loss of profits and loss of goodwill to Kingsway or its parent company, subsidiaries or affiliates.

15.
Advisor and Baqar understand that the nature of Advisor’s advisory role with Kingsway and its subsidiaries may give Baqar access to and knowledge of Confidential Information. Advisor and Baqar further understand and acknowledge that Kingsway's and its parent and subsidiaries' ability to protect their respective Confidential Information is of great competitive importance and commercial value to Kingsway and its parent and subsidiaries, and that improper use or disclosure by Advisor or Baqar may result in unfair or unlawful competitive activity.

NO BREACH OF OTHER OBLIGATIONS

16.	Baqar and Advisor acknowledge and represent to Kingsway that:

(a)
The performance of the Services for Kingsway by Advisor and any of his employees and/or agents shall not breach any non-competition agreement, non-solicitation agreement or any agreement to keep confidential the proprietary information of any present or prior client, employer or proprietor of Baqar, Advisor or any third party.

(b)	Baqar and Advisor also acknowledge and represent to Kingsway that Baqar and Advisor shall not use in the performance of the Services any confidential materials or documents of any third party.

(c)
Baqar and Advisor further acknowledge and represent that they are not a party to any agreement or obligation with any third party, which conflicts with any obligations of Baqar and Advisor under this Agreement.

GENERAL

17.
Each of the Parties represents and warrants: (a) it/he has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly authorized, executed and delivered by it/him and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

18.	This Agreement shall be governed by and construed in accordance with the laws of Illinois, without reference to its conflict of laws principles.

19.
The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision in this Agreement. Any court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to the provision, or making any other modifications it deems warranted to carry out the intent and purpose of the Agreement.

20.
This Agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by Kingsway or Advisor without the prior written consent of the other party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

21.	Apart from Kingsway and Advisor, no other person shall have any rights under this Agreement.

22.
Advisor shall ensure that only Baqar shall provide the Services to Kingsway, unless Kingsway provides written consent to allow another employee or agent of Advisor to provide it services on behalf of Advisor.

23.	There shall be no waiver of breach of any term or condition of this Agreement unless the waiver is in writing signed by the party who has not committed the breach.

24.	Baqar and Advisor agree that this Agreement represents a new relationship with Kingsway and not a continuation of any pre-existing relationship.

25.
This Agreement, including Appendix “A,” and the Separation Agreement contain the entire understanding among Kingsway, Advisor and Baqar with respect to the subject matter hereof and thereof, there are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement and the Separation Agreement that pertain to the subject matter of this Agreement and the Separation Agreement; provided, however, that this Agreement does not supersede other agreements between the Parties relating to other matters. This Agreement may be amended only by a written instrument duly executed by all of the Parties or their respective successors or assigns.

26.
Advisor acknowledges that it has had the opportunity to receive independent legal advice or such other advice as it has deemed necessary in relation to this Agreement. Advisor further acknowledges that Advisor understands its rights and obligations under this Agreement, is voluntarily signing this Agreement, and accepts the terms of this Agreement.

Exhibit 10.2

ARBITRATION

27.
The Parties agree that any dispute, controversy, or claim arising out of or related to in any way to this Agreement, or any breach of this Agreement or the Separation Agreement, shall be submitted to and decided by binding arbitration in Chicago, Illinois. Arbitration shall be administered under the laws of the American Arbitration Association (AAA) in accordance with the AAA’s Employment Arbitration Rules in effect at the time the arbitration is commenced. The AAA’s rules are also available online at www.adr.org. Discovery in any arbitration proceeding shall be conducted according to the AAA’s Employment Arbitration Rules. To the extent not provided for in the AAA’s Employment Arbitration Rules, the Arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense.

28.
This agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, including claims Advisor may have against Kingsway or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Kingsway may have against Advisor. The claims covered by this agreement to arbitrate include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, ancestry, creed, religion, marital status, partnership status, military status, unfavorable discharge from military service, order of protection status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, arrest record, expunged or sealed convictions, disability, pregnancy, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance relating to the matters set forth in this Agreement.

29.
Parties expressly intend and agree that: (a) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, Parties expressly intend and agree that any claims by Advisor and/or Baqar will not be joined, consolidated, or heard together with claims of any other employee of Kingsway.

30.	Any arbitral award determination shall be final and binding upon the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

31.
If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this agreement to arbitrate.

32.
Any and all notices or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefore, (ii) on the date of transmittal if sent by email if sent on a business day, if not, on the next succeeding business day, (iii) one business day after the notice is deposited with an overnight courier, or (iv) three (3) days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Kingsway:                Kingsway America Inc.
150 Pierce Road, Suite 600
Itasca, IL 60143
Attn:    William A. Hickey, Jr.
Phone:    847-871-6416
Email:    whickey@kingswayfinancial.com

Exhibit 10.2

To Advisor:	Attention: Hassan R. Baqar
Sequoia Financial LLC
425 Jason Lane, Schaumburg, IL 60173
Phone:    847-791-6817
Email:    razabaqar@hotmail.com

33.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
[Signature page follows.]
[Signature Page to Advisor Agreement]

DATED at Itasca, IL this 31st day of January, 2019.

KINGSWAY AMERICA INC.
Per:
Name:
Title:

DATED at Itasca, IL this 31st day of January, 2019.

Witness
Name: Hassan R. Baqar Managing Member Sequoia Financial LLC

Exhibit 10.2

APPENDIX “A”

Services Summary:    Unless specifically set forth otherwise below, Advisor shall be responsible for providing the following Services to Kingsway and its affiliates in exchange for payment of the base consulting fee as set forth in the attached Agreement:

1.
Risk mitigation - cooperate with Kingsway in the truthful and honest investigation, prosecution and/or defense of any claim in which Kingsway or any of its subsidiaries or KFS may have an interest, which may include, without limitation, making himself available on a reasonable basis to participate in any legal or regulatory proceeding involving any of such persons, allowing himself to be interviewed by representatives of Kingsway, participating as requested in interviews and/or preparation by any of such persons of other witnesses, protecting the applicable legal privileges of such persons, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.

2.
Value maximization and monetization of investments - assist Kingsway with the review, evaluation, management and monetization of certain investments within the knowledge of Baqar during his tenure with Kingsway and KFS.

3.	Audit assistance - engage as requested with Kingsway’s auditor, RSM, to facilitate the completion of the 2018 audit.

4.
Scope - Advisor will generally make himself available during the Term up to a cumulative number of hours intended to be in the proportion that the fees paid to Advisor are to the base salary that Baqar would have been paid during the same period. Advisor, in his capacity as an independent contractor, will have discretion over when the hours are worked.